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                                                                    Exhibit 23.2
                                                                    ------------

                       CONSENT OF INDEPENDENT ACCOUNTANTS

     We consent to the incorporation by reference in the registration statement on Form S-8 of Carrier Access Corporation to be filed on or about August 30, 2000 of our reports dated January 21, 2000, relating to the consolidated balance sheets of Carrier Access Corporation and subsidiaries as of December 31, 1998 and 1999 and the related consolidated statements of operations, stockholders' equity (deficit) and cash flows for each of the years in the three-year period ended December 31, 1999 and the related financial statement schedule, which reports appear in the December 31, 1999 annual report on Form 10-K of Carrier Access Corporation.


KPMG LLP

/s/ KPMG LLP

Boulder, Colorado
August 30, 2000